Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cardtronics, Inc.:

We consent to (i) the use of our report dated February 24, 2015, except as to Notes 20 and 21, which are as of June 5, 2015, with respect to the consolidated balance sheets of Cardtronics, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, which report appears in the Form 8-K of Cardtronics, Inc. dated June 5, 2015, incorporated by reference herein, (ii) the use of our report dated February 24, 2015 with respect to the effectiveness of internal control over financial reporting as of December 31, 2014, which report appears in the December 31, 2014 annual report on Form 10-K of Cardtronics, Inc., incorporated by reference herein, and (iii) the reference to our firm under the heading “Experts” in the prospectus.

Our report dated February 24, 2015, on the effectiveness of internal control over financial reporting as of December 31, 2014, contains an explanatory paragraph that states Cardtronics, Inc. acquired Welch ATM (Welch) and Sunwin Services Group (Sunwin) during 2014, and management excluded from its assessment of the effectiveness of Cardtronics, Inc.’s internal control over financial reporting as of December 31, 2014, Welch and Sunwin’s internal control over financial reporting associated with 18% of total gross assets (of which 9% represents goodwill and intangibles included within the scope of the assessment) and total revenues of 3% included in the consolidated financial statements of Cardtronics Inc. as of and for the year ended December 31, 2014. Our audit of internal control over financial reporting of Cardtronics, Inc. also excluded an evaluation of the internal control over financial reporting of Welch and Sunwin.

/s/ KPMG LLP

Houston, Texas

June 5, 2015